Exhibit 4.4
USN CORPORATION
2006 EQUITY COMPENSATION PLAN
STOCK OPTION AGREEMENT
     STOCK OPTION AGREEMENT (this “Agreement”) dated as of ___(the “Grant Date”), between USN CORPORATION (the “Company”), and [OPTIONEE] (the “Optionee”). Except as otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Plan (as defined below).
     WHEREAS, pursuant to the USN Corporation 2006 Equity Compensation Plan (the “Plan”), the Committee designated under the Plan (or an officer of the Company to whom the authority to grant Awards has been delegated), desires to grant to the Optionee a stock option to acquire shares of Common Stock, par value $0.0001 per share, of the Company (“Common Stock”); and
     WHEREAS, the Optionee desires to accept such stock option subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein, the Company and the Optionee, intending to be legally bound, hereby agree as follows:
1. Grant.
     (a) The Company hereby grants to the Optionee a stock option (the “Option”) to purchase, subject to the terms and conditions set forth herein and in the Plan, all or any part of                                 shares of Common Stock (subject to adjustment as set forth in Section 4.3 of the Plan) at a price of $                      per share (subject to adjustment as set forth in Section 4.3 of the Plan).
     (b) The Option [is] [is not] intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
2. Time for Exercise. Subject to Paragraph 3 below, the Option will become vested and exercisable in 36 equal monthly installments beginning on the one-month anniversary of the Grant Date. The Option shall be fully vested and exercisable as of the third anniversary of the Grant Date.
3. Expiration. The Option shall expire on the tenth (10th) anniversary of the date hereof; provided, however, that the Option may earlier terminate as provided in this Paragraph 3 and/or in Sections 6 and 12 of the Plan.
     (a) Upon termination of the Optionee’s employment with the Company for any reason, the Option shall expire on the earlier of the date that the Option expires in accordance with its terms, or the expiration of the applicable time period following termination of employment in accordance with the following:

     (i) if the Optionee’s employment with the Company is terminated due to death, Disability or Retirement, the Option shall expire 12 months following termination of service;
     (ii) if the Optionee’s employment with the Company is terminated without Cause, the Option shall expire 90 days following termination of service; or
     (iii) if the Optionee’s employment with the Company is terminated for any other reason, the Option shall expire 30 days following termination of service; provided that, in the event of termination for Cause (as defined below), the Optionee’s right to further payments, vesting or exercisability shall be forfeited in its entirety immediately upon termination of service.
     (b) For purposes of this Agreement, the term “Cause” shall mean termination of Optionee’s employment for “cause” as defined in any employment or severance agreement the Optionee may have with the Company or a Subsidiary or, if no such agreement exists, “cause” means (a) conviction or pleading guilty or no contest to any crime (whether or not involving the Company or any of its Subsidiaries) constituting a felony in the jurisdiction involved; (b) engaging in any substantiated act involving moral turpitude; (c) engaging in any act which, in each case, subjects, or if generally known would subject, the Company or any of its Subsidiaries to public ridicule or embarrassment; (d) material violation of the Company’s or any of its Subsidiaries’ policies, including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information; (e) serious neglect or misconduct in the performance of the grantee’s duties for the Company or any of its Subsidiaries or willful or repeated failure or refusal to perform such duties; in each case as determined by the Committee, which determination will be final, binding and conclusive.
4. Method of Exercise. The Option may be exercised in whole or in part at any time during the term thereof by delivery to the Company, at its principal office and addressed to the corporate secretary, a written or electronic notice of exercise specifying the number of shares being purchased, accompanied by payment of the aggregate exercise price and applicable withholding tax in the manner set forth as follows:
     (a) in cash or by check, bank draft or money order payable to the order of the Company;
     (b) by payment in shares of Common Stock valued at the Fair Market Value of such shares on the date of exercise;
     (c) to the extent permitted by law, through on open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price; or
     (d) by a combination of the methods described above.
5. Fractional Shares. No fractional shares may be purchased upon any exercise.

6. Compliance With Legal Requirements.
     (a) The Option shall not be exercisable and no shares of Common Stock shall be issued or transferred pursuant to this Agreement or the Plan unless and until all applicable legal requirements imposed by Federal and state securities and other laws, rules and regulations by any regulatory agencies having jurisdiction, and by any exchanges or markets upon which the Common Stock may be listed, have been fully satisfied. The Company may require the Optionee to take any reasonable action to meet such requirements. Such legal requirements may include, but are not limited to, (i) registering or qualifying such Common Stock under any state or federal law or under the rules of any stock exchange or trading system, (ii) satisfying any applicable law or rule relating to the transfer of unregistered securities or demonstrating the availability of an exemption from applicable laws, (iii) placing a restricted legend on the Common Stock issued pursuant to the exercise of the Option, or (iv) obtaining the consent or approval of any governmental regulatory body.
     (b) The Optionee shall not be entitled to the issuance of Common Stock upon exercising the Option unless and until the Optionee pays any taxes or similar charges required by law to be withheld, which payment shall be made on or before the date of the event resulting in taxable income.
     (c) The Optionee understands that the Company is under no obligation to register for resale the Common Stock issued upon exercise of the Option. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any exercise of the Option and/or any resales by the Optionee or other subsequent transfers by the Optionee of any Common Stock issued as a result of the exercise of the Option, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Option and/or the shares of Common Stock underlying the Option, and (iii) restrictions as to the use of a specified brokerage firm or other agent for exercising the Option and/or for such resales or other transfers. The sale of the shares underlying the Option must also comply with other applicable laws and regulations governing the sale of such shares.
7. Shareholder Rights. The Optionee shall not be deemed a shareholder of the Company with respect to any of the shares of Common Stock subject to the Option. The Optionee shall not have any rights as a holder of Common Stock until the date the Optionee becomes the holder of record of such Common Stock.
8. Assignment or Transfer Prohibited. The Option may not be assigned or transferred otherwise than by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. During the lifetime of an Optionee, an Option may only be exercised by the Optionee or such Optionee’s guardian or legal representative. Neither the Option nor any right hereunder shall be subject to attachment, execution or other similar process. In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option or any right hereunder, except as provided for herein, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Optionee, and the Option shall thereupon become null and void.
9. Committee Authority. Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under this Agreement or the Plan, and any controversy that may arise under this Agreement or the Plan shall be determined by the Committee in its sole and absolute discretion. All decisions by the Committee shall be final and binding.
10. Application of the Plan. The terms of this Agreement are governed by the terms of the Plan, as it exists on the date hereof and as the Plan is amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise herein. As used herein, the term “Section” generally refers to provisions within the Plan, and the term “Paragraph” refers to provisions of this Agreement.
11. No Right to Continued Employment. Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon the Optionee any right to continued employment with the Company or any of its subsidiaries or affiliates, or interfere in any way with the right of the Company or any of its subsidiaries to terminate the Optionee’s employment or other service relationship for any reason at any time.
12. Further Assurances. Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan.
13. Entire Agreement. This Agreement and the Plan together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.
14. Binding on Transferees. The provisions of the Plan and this Agreement will inure to the benefit of, and be binding on, the Company and its transferees and assigns and the Optionee and Optionee’s executor, administrator and permitted transferees and beneficiaries, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

USN CORPORATION

By:

[OPTIONEE]		Name:
Title:

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